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                              RESOLUTION AGREEMENT
                                 BY and BETWEEN
                             AGTsports, INCORPORATED
                                       and
                    AMERICAN CONSOLIDATED GROWTH CORPORATION



This Agreement is made this 15th day of September 1, 1995, by and between AMERICAN CONSOLIDATED GROWTH CORPORATION (AMGC), and AGTsports, Incorporated
(AGT).

WHEREAS, AMGC and AGT entered into a series of former business agreements and transactions which are presently in dispute between the two parties and

WHEREAS, AMGC and AGT are mutually and severally desirous of terminating any and all disputes between the two companies concerning former business agreements and transactions, and

WHEREAS, AMGC and AGT desire to enter into a new Agreement for the purpose of ending all disputes and past agreements between the two parties, to resolve an outstanding shareholder claim facing both companies, and to establish a new business agreement with economic opportunities and benefits for both companies.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the parties hereto agree, subject to approval of the shareholders of record of AGTsports, Inc. as follows:

1. RESOLUTION OF ACCOUNTS RECEIVABLE DUE AMGC FROM AGT. AGT hereby agrees the final amount due AMGC by AGT concerning all accounts receivable shall be the amount identified by the auditors of AMGC, Erhardt Keefe, Steiner and Hottman, P.C., on the AMGC 10-K report for the fiscal year ended June 30, 1995. AGT agrees to adjust its records, tax returns and filings to reflect the above described debt. AMGC and AGT agree there will be no further adjustments excepting financial amounts due Eleventh Hour, Inc.

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from AGT, as a result of the normal employee contractual agreements entered into between the two companies which have extended beyond June 30, 1995.

     Both parties acknowledge and agree resolution of the accounts receivable due AMGC by AGT shall include certain AMGC shareholdings of the officers and directors of AGT, and of certain other individuals associated with AGT, which are required to settle a potential claim brought against both companies by AMGC shareholder, Mick Dragoo. AMGC agrees to make every effort to successfully resolve the claim on behalf of both companies. AMGC further agrees to make any and all additional payments to Dragoo that my be required as part of the settlement agreement with Dragoo. AGT hereby authorizes AMGC to negotiate on it behalf with Dragoo and to accept without dispute the terms of any settlement agreement established by and between AMGC, AGT and Dragoo. AGT and the individuals referenced herein have transferred to AMGC certain shares of AMGC for settlement with Dragoo and resolution of the accounts receivable due AMGC by AGT.

II. TERMINATION OF ACCOUNTS RECEIVABLE DUE AMGC FROM AGT. AMGC hereby agrees to terminate the accounts receivable due from AGT as described in paragraph I above pursuant to the execution of the settlement agreement with Dragoo and in exchange for consideration as described in paragraph VI herein.

III. PREFERRED STOCK TRANSFER. AMGC hereby agrees to transfer all claim, right and title to any and all preferred AGT shares owned and held by AMGC and AGT for consideration as described herein.

IV. AGT COMMON STOCK DIVIDENDS DUE AMGC BY AGT. AMGC hereby agrees to waive and release any and all AGT common stock dividends due AMGC from AGT for consideration as described in paragraph VI herein.

V.   TERMINATION OF ALL FORMER AGREEMENTS.  Both parties agree the

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above described former business agreements and transactions are null and void and that this new Resolution Agreement shall take the place of any and all above described former agreements and transactions upon execution of this signed Resolution Agreement by the respective parties as of the date first written above.

VI. CONSIDERATION. Both parties agree AMGC shall receive as consideration for terminating, waiving and transferring all items as described in Paragraphs 1,11,111 and IV of this Resolution Agreement, new issue common shares of AGT equal to forty percent (40%) of the total outstanding common shares of AGT as of the date first written above. Both parties agree the total amount of AGT common shares held by AMGC upon signing of this agreement shall not exceed forty percent (40%) of the total outstanding AGT common shares after distribution by AGT to the Australian and South African business ventures.

VII. TRANSFER OF CERTAIN ASSETS TO GLOBAL LINKS LTD. Both parties agree that as part of this Resolution Agreement, certain assets and shareholdings shall be transferred by AGT and AMGC to GLOBAL LINKS LTD. for the purpose of owning an overriding royalty on sales of a reservation tee times system to the golf industry. AMGC agrees to transfer one hundred percent (100%) of the AGT new :issue common shares it shall II receive as described in Paragraph VI herein to GLOBAL LINKS LTD. Both parties agree AMGC shall have the exclusive right and option to withdraw up to twenty-five percent (25%) of its contributed AGT shares at any time within the first twelve (12) months after the date first written above and shall receive a reduction in the AMGC royalty of thirty-three percent (33%) and that the net gross royalty to AMGC after exercising this option shall be ten percent (10%). AGT agrees to transfer all Australian and other contracts related to tee times reservation system, to include any and all inquiries and business contacts concerning and associated with tee times reservations system and industry to GLOBAL LINKS LTD. GLOBAL agrees to honor all sub-licensing agreements currently in place. As consideration for the above

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described transfer of assets both companies desire to own a fifteen percent
(15%) royalty on gross sales made by GLOBAL LINKS LTD. of the reservation tee times system. Both parties agree to enter into an agreement with GLOBAL LINKS LTD., hereinafter called the Reservation Tee Times Agreement, (see attached
Exhibit I), as of the signing of this Resolution Agreement and the date first written above

IN WITNESS WHEREOF, the parties have executed this Resolution Agreement on the date set forth opposite the signature for the representative of each party.

///Gregory F. Jablonski///         13/9/95
----------------------------       -------
Gregory F. Jablonski               Date
Chief Executive Officer
AGTsports, Inc.



///Norman L. Fisher///             September 20, 1995
----------------------------       ------------------
Norman L. Fisher
Chairman
American Consolidated Growth Corporation, AMGC